ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the Office of	Business Number E0360392008-2
Secretary of State State Of Nevada	Filing Number 20130633202-42
	Filed On 09/26/2013
	Number of Pages 7

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Sharp Performance, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES A 8% CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series A 8% Convertible Preferred Stock (the "Series A Preferred Stock"), and the number of shares so designated and authorized shall be One Hundred Thousand (100,000). Each share of Series A Preferred Stock shall have a par value of $0.001 per share and a stated value of $1,000 per share (the "Stated Value").

(Continued on attachment)

3. Effective date of filing: (optional) September 6, 2013

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.